SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement ☐ Definitive Additional Materials
☐ Soliciting Material Pursuant Rule 14a-12
NORDSON CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
               Not Applicable

(2)	Aggregate number of securities to which transaction applies:
               Not Applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               Not Applicable

(4)	Proposed maximum aggregate value of transaction:
               Not Applicable
(5) Total fee paid:
               Not Applicable
☐  Fee paid previously with preliminary materials.
☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
               Not Applicable

(2)	Form, Schedule or Registration Statement No.:
               Not Applicable

(3)	Filing Party:
               Not Applicable
(4) Date Filed:
               Not Applicable

Annual Meeting
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
Nominees For Terms Expiring in 2009
Present Directors Whose Terms Expire in 2007
Compensation of Directors
Section 16(a) Beneficial Ownership Reporting Compliance
COMPENSATION OF EXECUTIVE OFFICERS
Compensation Committee Report on Executive Compensation
Total Cash Compensation
Base Salary
Annual Cash Bonus
Long-Term Incentives
Deferred Compensation Plan
Chief Executive Officer Compensation
Deduction Limitation on Executive Compensation
Compensation Committee of the Board of Directors:
Option/SAR Grants in Last Fiscal Year
Long-Term Incentive Compensation
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values
CERTAIN TRANSACTIONS
INDEPENDENT AUDITORS
GENERAL
APPENDIX A NORDSON CORPORATION GOVERNANCE GUIDELINES
1. Composition
2. Meetings
3. Meeting Attendance
4. Committees
ATTACHMENT 1
APPENDIX B AUDIT COMMITTEE REPORT

NORDSON CORPORATION
Notice of 2006
Annual Meeting
and Proxy Statement

Edward P. Campbell
Chairman and
Chief Executive Officer
January 20, 2006
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Spitzer Conference Center, 1005 North Abbe Road, Elyria, Ohio, at 9:30 a.m. on Tuesday, February 21, 2006. We hope that you will be able to attend.
The Notice of Annual Meeting of Shareholders and the Proxy Statement, which are included in this booklet, describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, I urge you to mark your choices on the enclosed proxy card and to sign and return it in the envelope provided. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.
I look forward to seeing you at the meeting.
Sincerely,
EDWARD P. CAMPBELL
Chairman and
Chief Executive Officer

NORDSON CORPORATION
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
The Annual Meeting of Shareholders of Nordson Corporation will be held at the Spitzer Conference Center, 1005 North Abbe Road, Elyria, Ohio, at 9:30 a.m. on Tuesday, February 21, 2006. The purposes of the meeting are:

1.	To elect four directors to the class whose term expires in 2009;

2.	To transact any other business that may properly come before the meeting.
Shareholders of record at the close of business on December 30, 2005 are entitled to notice of and to vote at the meeting.

For the Board of Directors

ROBERT E. VEILLETTE
Secretary
January 20, 2006

NORDSON CORPORATION
PROXY STATEMENT
The Board of Directors of Nordson Corporation requests your proxy for use at the Annual Meeting of Shareholders to be held on February 21, 2006, and at any adjournments of that meeting. This Proxy Statement is to inform you about the matters to be acted upon at the meeting.
If you attend the meeting, you can vote your shares by ballot. If you do not attend, your shares can still be voted at the meeting if you sign and return the enclosed proxy card. Shares represented by a properly signed card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect the nominees listed below. You may revoke your proxy before it is voted by giving notice to Nordson in writing or orally at the meeting. However, your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.
This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about January 20, 2006. Nordson’s executive offices are located at 28601 Clemens Road, Westlake, Ohio 44145, telephone number (440) 892-1580.
ELECTION OF DIRECTORS
Nordson’s Board of Directors is composed of eleven directors, divided into two classes of four members and one class of three members. The terms of these classes as of the 2006 Annual Meeting will expire in 2007, 2008 and 2009. Each of the directors serves for a term of three years and until a successor is elected. The Board of Directors met five times during the last fiscal year.
The name and age of each of the four nominees for election as directors for terms expiring in 2009, as well as present directors whose terms will continue after the meeting, appear below together with his or her principal occupation for at least the past five years, the year each became a director of the Company and certain other information. The information is as of January 20, 2006.
Nominees For Terms Expiring in 2009

Name	Age	Present Principal Employment and Prior Business Experience	Director Since

William P. Madar	66	Mr. Madar served as Chairman of the Board of Nordson from October 1997 through March 2004 and was Vice Chairman and Chief Executive Officer from August 1996 to October 1997. Mr. Madar is a director of Brush Engineered Materials, Inc., a producer and supplier of beryllium and related products, specialty metal systems and precious metal products, and The Lubrizol Corp., a manufacturer of specialty chemicals.	1985
William W. Colville	71	Mr. Colville was Senior Vice President — Law, General Counsel and Secretary of Owens-Corning Fiberglas Corp. from 1984 until December 1994 and served as a legal consultant to Owens-Corning from January 1995 until October 2000. Owens-Corning manufactures glass fiber products and related materials. Mr. Colville is a director of Owens-Corning.	1988

Name	Age	Present Principal Employment and Prior Business Experience	Director Since

Edward P. Campbell	56	Mr. Campbell has served as Chairman and Chief Executive Officer of Nordson since March 12, 2004. He served as President and Chief Executive Officer of Nordson from November 1997 to March 2004 and as President and Chief Operating Officer of Nordson from August 1996 to October 1997. He is a director of KeyCorp, a financial services company, and OMNOVA Solutions, Inc., a manufacturer of specialty chemicals, emulsion polymers and decorative and building products.	1996
Dr. David W. Ignat	64	Dr. Ignat was the Scientific Editor and General Manager of “Nuclear Fusion,” a research journal published by the International Atomic Energy Agency, from 1996 through 2002. From 2000 through 2001, he was a consultant to the Princeton Plasma Physics Laboratory, Princeton University.	2002
Present Directors Whose Terms Expire in 2007

Name	Age	Present Principal Employment and Prior Business Experience	Director Since

William D. Ginn	82	Mr. Ginn is a retired former partner with the law firm of Thompson Hine LLP. As a retired former partner of Thompson Hine LLP, Mr. Ginn does not receive any compensation from nor does he render any services to or on behalf of the firm. At the time the Board of Directors adopted the mandatory retirement age for directors, Mr. Ginn had already reached age 75 and was exempted from this requirement.	1959
Stephen R. Hardis	70	Mr. Hardis served as Chairman and Chief Executive Officer of Eaton Corporation from January 1996 through July 2000. Eaton produces automation systems and equipment, capital and consumer goods components, aerospace and defense systems, and automotive components. Mr. Hardis is a director of Lexmark International, Inc., a manufacturer and seller of computer printer products; Marsh & McLennan Cos., a provider of insurance and reinsurance, consulting, and investment advisory and management services; American Greetings Corporation, a creator, manufacturer and distributor of greeting cards and special occasion products; The Progressive Corporation, an insurance holding company; STERIS Corporation, a maker of technologies to control infection and contamination; and Axcelis Technologies, Inc., a producer of ion implantation equipment used in the semiconductor manufacturing industry.	1984
William L. Robinson	64	For the last six years, Mr. Robinson has been a professor of law at the University of the District of Columbia’s David A. Clarke School of Law. In 2000, Mr. Robinson was a visiting professor of law at the University of Maryland School of Law.	1995
Benedict P. Rosen	69	Mr. Rosen has served as Chairman of AVX Corporation since July 1997 and was Chief Executive Officer of AVX Corporation from July 1997 through July 2001. AVX is an international producer of electronic components.	1999

Present Directors Whose Terms Expire in 2008

Name	Age	Present Principal Employment and Prior Business Experience	Director Since

Peter S. Hellman	56	Mr. Hellman was elected President and Chief Financial and Administrative Officer of Nordson on March 12, 2004. Mr. Hellman served as Executive Vice President and Chief Financial and Administrative Officer of Nordson from February 2000 to March 2004. From 1995 through February 1999, Mr. Hellman was President and Chief Operating Officer of TRW Inc., where he also served on its board of directors and as a member of the management committee. TRW was a provider of advanced technology products and services for the automotive, aerospace and information systems markets. Mr. Hellman serves as a director of Qwest Communications International Inc., a leading provider of voice, video and data services, and Baxter International Inc., a global medical products and services company.	2001
Mary G. Puma	48	Ms. Puma is Chairman of the Board and Chief Executive Officer of Axcelis Technologies, Inc., a producer of ion implantation equipment used in the semiconductor manufacturing industry. Previous to her election as President and Chief Executive Officer of Axcelis in January 2002, Ms. Puma served as Axcelis’ President and Chief Operating Officer from May 2000 to January 2002 and as Vice President of Semiconductor Equipment Operations of Eaton Corporation from January 1999 to May 2000.	2001
Joseph P. Keithley	57	Mr. Keithley is Chairman of the Board, President and Chief Executive Officer of Keithley Instruments, Inc., a provider of measurement solutions to the semiconductor, fiber optics, telecommunications and electronics industries. He has served as Chairman of the Board of Keithley Instruments since 1991, as CEO since 1993 and as President since 1994. Mr. Keithley is also a director of Brush Engineered Materials, Inc., a producer and supplier of beryllium and related products, specialty metal systems and precious metal products.	2001
In accordance with the Company’s Governance Guidelines regarding retirement of a director, Dr. Glenn R. Brown retired from Nordson’s Board of Directors on May 24, 2005. Dr. Brown served as a director of the Company from 1986 until his retirement in May 2005. With Dr. Brown’s retirement, the Board of Directors now has eleven members.
No shareholder or group that beneficially owns 5% or more of Nordson’s outstanding Common Shares has recommended a candidate for election as a director at the 2006 Annual Meeting of the Shareholders.
Corporate Governance, Committees of the Board of Directors, and Attendance
The Board of Directors has adopted the Nordson Corporation Governance Guidelines (the “Guidelines”). The Guidelines were amended by action of the Board of Directors on December 7, 2005, pursuant to a recommendation from the Governance and Nominating Committee, to provide for share ownership guidelines for directors and executive officers. The amended Guidelines (found at Appendix A to this Proxy Statement) as well as the committee charters referenced therein are available for review in the “Corporate Governance” section of the Company’s website: www.nordson.com.
The Company has a Code of Business and Ethical Conduct (the “Code”) that addresses the Company’s commitment to honesty, integrity and the ethical behavior of the Company’s directors, officers and employees with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media and anyone else with whom the Company has or may have contact. Violations of any of the standards of the Code will be met with appropriate disciplinary action, up to and including termination of employment. Retaliation against any director, officer or employee who files a report concerning what he or she reasonably believes to be conduct that violates the Code is strictly prohibited. The Code is posted in the “Corporate Governance” section of the Company’s website: www.nordson.com.
Independent Directors
The Board of Directors has affirmatively determined that each director, except for Messrs. Campbell and Hellman, is an “independent director” within the meaning of the independence standards of the National Association of Securities Dealers (“NASD”). The Guidelines provide that the Board of Directors will be comprised of a majority of independent directors and that only those directors or nominees who meet the listing standards of the NASD will be considered independent. The Guidelines also provide that the independent directors of the Board will meet in executive session no less than two times a year. The independent directors met two times during the last fiscal year.
Committees and Meetings of the Board of Directors
Meetings of the Board. The Company’s Board of Directors has five regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for Board or Committee agenda items, recent developments and other matters of interest to the directors. The Board monitors overall corporate performance and the integrity of the Company’s financial controls and legal compliance procedures. The Board of Directors considers it important to continually evaluate and improve the effectiveness of the Board and its committees. The Board and each of its standing committees conduct an annual self-evaluation. The Governance and Nominating Committee oversees the Board’s self-evaluation process.
Audit Committee. The Audit Committee presently consists of five members, Messrs. Colville, Ginn, Madar, Dr. Ignat and Ms. Puma. The Company’s securities are quoted on the National Association of Securities Dealers Automated Quotations National Market System. All members of the Audit Committee meet the independence standards of the NASD. The Board of Directors has designated William P. Madar and Mary G. Puma as “audit committee financial experts” pursuant to the SEC’s final rules implementing Section 407 of the Sarbanes-Oxley Act. The Audit Committee is responsible for:

•	reviewing the proposed audit programs (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of the Company’s systems of internal accounting control;

•	the appointment, compensation, and oversight of the independent auditors for each fiscal year;

•	the approval of all permissible audit and non-audit services to be performed by the independent auditors;

•	the establishment of procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

•	the approval of all related-party transactions.
A more detailed discussion of the purposes, duties, and responsibilities of the Audit Committee is found in the Committee’s charter included in this Proxy Statement as Attachment 1 to the Guidelines. The Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee Report to the Board of Directors is attached to this Proxy Statement as Appendix B. The Audit Committee met six times during the last fiscal year.

Compensation Committee. The present members of the Compensation Committee are Messrs. Hardis, Keithley, Robinson and Rosen. All members of the Compensation Committee meet the NASD independence standards. The Compensation Committee is responsible for approving executive officer compensation and for administering the incentive and equity participation plans which make up the variable compensation paid to executive officers including Nordson’s 2004 Long-Term Performance Plan (the “Performance Plan”), 2004 Management Incentive Compensation Plan, Deferred Compensation Plan, and Long-Term Incentive Plan. The Committee also administers employee stock plans and other benefit plans, including the Company’s Excess Defined Benefit Pension Plan and Excess Defined Contribution Retirement Plan. During the last fiscal year, the Compensation Committee met seven times.
Governance and Nominating Committee. The present members of the Governance and Nominating Committee are Messrs. Colville, Ginn, Hardis and Rosen. All members of the Governance and Nominating Committee meet the NASD independence standards. The purpose of the Governance and Nominating Committee is to ensure that the Board of Directors and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to shareholders and the Company. A more detailed discussion of the purposes, duties, and responsibilities of the Governance and Nominating Committee is found in the Committee’s charter which is available for review in the “Corporate Governance” section of the Company’s website: www.nordson.com. The Governance and Nominating Committee met three times during the last fiscal year.
Pension and Finance Committee. The present members of the Pension and Finance Committee are Messrs. Keithley, Madar, Robinson, Dr. Ignat and Ms. Puma. The purpose of the Pension and Finance Committee is to provide oversight of the named fiduciaries’ (the Company and the Company’s Administrative Committee for Qualified Retirement Plans) administration of the Nordson Corporation Salaried and Hourly-Rated Employees’ Savings Trust (“NEST”) and Salaried and Hourly-Rated Employees’ Pension Plans (the “Plans”), including oversight of the Company’s and Administrative Committee’s selection and evaluation of the performance of investment managers that have investment management authority over assets of the NEST and the Plans. During the last fiscal year, the Pension and Finance Committee met two times.
Directors are expected to attend the Annual Meeting of Shareholders and all Board of Directors meetings and meetings of committees on which a director serves. During the last fiscal year each director attended at least seventy-five percent of the meetings of the Board of Directors and of the committees on which he or she served. All directors except Mr. Keithley attended the 2005 Annual Meeting of the Shareholders.
Compensation of Directors
Nordson pays non-employee directors a fee of $7,500 per quarter and $1,500 for each Board meeting attended. Each non-employee director is also paid $1,000 for each committee meeting attended. The Chairperson of the Audit Committee receives an additional $1,250 per quarter. The Chairperson of the Compensation Committee receives an additional $1,000 per quarter with Chairpersons of other committees receiving an additional $750 per quarter.

The following table sets forth the actual total compensation paid to each director for services provided as a director, including any amounts payable for committee participation for the last fiscal year and fiscal year 2004.

	2004	2005
Director	($)	($)

Dr. Glenn R. Brown (1)	42,000	39,500
Edward P. Campbell (2)	n/a	n/a
William W. Colville	45,000	44,000
William D. Ginn	44,000	48,500
Stephen R. Hardis	46,000	53,500
Peter S. Hellman (2)	n/a	n/a
Dr. David W. Ignat	45,000	46,500
Joseph P. Keithley	45,000	48,000
William P. Madar (3)	68,000	47,500
Mary G. Puma	48,000	50,500
William L. Robinson	45,000	48,500
Benedict P. Rosen	45,000	51,500

(1)	Dr. Brown was paid for only a portion of fiscal year 2005 due to his retirement from Nordson’s Board of Directors on May 24, 2005.

(2)	As employees of the Company, Messrs. Campbell and Hellman do not receive directors’ fees.

(3)	Includes fees paid to Mr. Madar in 2004 as Chairman of the Board.
Non-employee directors may defer all or part of their fees until retirement under the Performance Plan. The fees may be deferred as cash and credited with interest at a U.S. Treasury rate, or they may be translated into stock equivalents based on the market price of Nordson Common Shares when the fees are earned and credited with additional stock equivalents when dividends are paid.
Non-employee directors annually are granted an option to purchase 2,500 Nordson Common Shares and receive 500 restricted Nordson Common Shares. The option vests six months from the date of grant and must be exercised no later than ten years from the date of grant. Restrictions on transfer of Nordson Common Shares expire six months from the date of grant.
Effective December 7, 2005, the Company established stock ownership guidelines for directors and executive officers as a way to align more closely the interests of the directors and executive officers with those of the Company’s shareholders. Directors and executive officers are now required to own the following amount of Nordson Common Shares:

Directors	5 times annual retainer
Chief Executive Officer	5 times base salary
President	3 times base salary
Other Executive Officers	2 times base salary
The foregoing ownership targets are to be achieved within five years of joining the Board or, for executive officers, within five years after being hired or promoted to an executive officer position. Current directors and executive officers are to achieve the target stock ownership within five years after December 7, 2005, the date the ownership guidelines were adopted by the Board.

Ownership of Nordson Common Shares
The following table shows the number and percent of Nordson Common Shares beneficially owned on December 30, 2005 by each of the directors, including nominees; each of the executive officers named in the Summary Compensation Table set forth on page 14; any persons known to Nordson to be the beneficial owner of more than 5% of Nordson Common Shares; and by all directors and executive officers as a group.

Name	Number of Shares (1)	Percent

Edward P. Campbell (2)	926,519	2.7
William W. Colville	42,892	0.1
William D. Ginn (3)(4)(5)	529,796	1.6
Stephen R. Hardis	94,173	0.3
Peter S. Hellman (2)	324,904	1.0
Dr. David W. Ignat	1,611,198	4.8
Joseph P. Keithley	19,215	0.1
William P. Madar	216,466	0.7
Mary G. Puma	14,415	*
William L. Robinson	35,480	0.1
Benedict P. Rosen	36,980	0.1
Donald J. McLane (2)	350,488	1.0
Michael Groos (2)	18,538	0.1
Robert A. Dunn, Jr. (2)	110,079	0.3
Eric T. Nord (6)	2,849,146	8.6
Columbia Wanger Asset Management LP (7)	2,579,700	7.7
Barclays Global Investors, N.A. (8)	1,931,505	5.8
All directors and executive officers as a group (17 people) (9)	4,472,773	12.8

*	Less than 0.1%.

(1)	Except as otherwise stated in notes (2) through (6) below, beneficial ownership of the shares held by each of the directors, executive officers and affiliates consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the director, executive officer or affiliate. Beneficial ownership of the shares held by the non-employee directors includes the right to acquire shares on or before February 28, 2006 under the Stock Option provisions of the Performance Plan and the Directors Deferred Compensation provisions of the Performance Plan in the following amounts: Mr. Colville, 36,947 shares; Mr. Ginn, 0 shares; Mr. Hardis, 66,860 shares; Dr. Ignat, 11,360 shares; Mr. Keithley, 17,215 shares; Mr. Madar, 28,144 shares; Ms. Puma, 12,415 shares; Mr. Robinson, 33,234 shares; and Mr. Rosen, 33,068 shares.

(2)	These include the right to acquire shares on or before February 28, 2006 in amounts as follows: Mr. Campbell, 723,676 shares; Mr. Hellman, 279,113 shares; Mr. McLane, 268,113 shares; Mr. Groos, 6,938 shares; and Mr. Dunn, 90,638 shares. With respect to Mr. Campbell, the number of shares include 21,164 stock equivalent units held by Mr. Campbell under the Nordson Corporation Deferred Compensation Plan.

(3)	These include 130,910 shares held by Mr. Ginn as trustee of various trusts for the grandchildren of Eric Nord.

(4)	These include 349,145 shares held by the Eric and Jane Nord Foundation. As a trustee of this foundation, Mr. Ginn has shared voting power and shared investment power with respect to these shares.

(5)	These include 12,000 shares held by the Ginn Family Fund. As a trustee of this fund, Mr. Ginn has shared voting power and shared investment power with respect to these shares.

(6)	On November 9, 2004, the Board of Directors named Mr. Nord to the honorary position of Chairman Emeritus of Nordson. Mr. Nord has sole voting power and sole investment power with respect to

1,846,162 of these shares, has shared voting power and shared investment power with respect to 981,261 of these shares, and has the right to acquire 21,723 shares on or before February 28, 2006. Mr. Nord’s business address is c/o Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

(7)	Based on most recent 13F filings; Columbia Wanger Asset Management LP is a registered investment advisor and is located at 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(8)	Based on most recent 13F filings; Barclays Global Investors, N.A., is a registered investment advisor and is located at 45 Fremont Street, San Francisco, California 94105.

(9)	Beneficial ownership of the shares held by each of the directors and executive officers as a group consists of sole voting power with respect to 143,150 shares, sole voting and sole investment power with respect to 2,252,125 shares, shared voting power and shared investment power with respect to 361,145 shares, and the right to acquire 1,716,353 shares on or before February 28, 2006.

As of December 30, 2005, present and former directors, officers and employees of Nordson and their families beneficially owned over 12 million Nordson Common Shares, representing 36.2% of the outstanding shares. Nordson is party to an agreement that, with some exceptions, gives Nordson a right of first refusal with respect to proposed sales of Nordson Common Shares by Eric Nord, individually or as testamentary trustee, Mr. Ginn, as trustee, and The Nord Family Foundation.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of Nordson and persons who own more than ten percent of Nordson’s Common Shares to file reports of ownership and changes in ownership of Nordson Common Shares held by them with the Securities and Exchange Commission. Copies of these reports must also be provided to the Company.
Based on its review of these reports, the Company believes that, during the fiscal year ended October 30, 2005, all reports were filed on a timely basis by reporting persons.
COMPENSATION OF EXECUTIVE OFFICERS
Compensation Committee Report on Executive Compensation
The Compensation Committee (the “Committee”) of the Board of Directors, each member of which satisfies the independence standards of the NASD, is responsible for approving executive management compensation and for administering the incentive and equity participation plans which make up the variable compensation paid to executive officers (“Officers”). The Committee also administers employee stock plans and certain other benefit plans.
The Committee and the Board of Directors believe that the executive management compensation program should support the goals and objectives of the Company. These goals and objectives should balance the importance of annual financial performance with the equally important creation and protection of long-term fundamentals, which support long-term growth and profitability.
Nordson’s executive management compensation program:

•	establishes compensation performance objectives that are directly linked to corporate goals;

•	provides a high degree of leverage between compensation and corporate performance;

•	creates long-term incentives directly linked to shareholder returns; and

•	is designed to attract, retain and motivate key executives.
The Company’s executive compensation program consists of base salary, annual cash bonuses, stock awards, and long-term incentive awards. All of these components are designed with the objective of attracting and retaining executives and motivating management to meet and exceed Company growth and profitability goals. In determining the total amount and mix of the compensation package for each Officer, the Committee utilizes external competitive information provided by independent executive compensation consultants. The Committee also considers the overall value to the Company of each Officer based upon individual performance and past and expected contribution by each Officer towards the achievement of the Company’s performance goals.
Total Cash Compensation
The cash compensation program is designed to provide each Officer with varying amounts of total cash compensation depending upon both the individual performance of the Officer and the financial performance of Nordson compared to the financial performance of similar industrial companies. The intent is to establish a direct correlation between Nordson’s financial performance and Officer compensation such that the percentile ranking of Officer total cash compensation will generally correlate with the percentile ranking of Nordson’s performance.
This correlation is established by setting Officer base salaries at approximately the median of similarly sized industrial company base salaries, and varying the annual cash bonus awards according to Nordson’s financial performance and each Officer’s individual performance. Although the annual cash bonus awards are generally set based upon the degree to which Nordson met its financial targets and individual Officers met their performance goals, these targets and goals and the corresponding bonus payments are periodically calibrated so as to have Officer total cash compensation at various levels of performance generally correlate with external market compensation and performance.
Base Salary
Officer base salaries are targeted at approximately the 50th percentile salary for similar positions within similarly sized industrial companies. The Committee reviews the competitiveness of the base salary of each Officer annually and, if appropriate, salaries are changed based upon individual performance and competitive position.
Annual Cash Bonus
Officer annual bonuses are funded primarily based upon corporate and individual performance with payment amounts determined by reference to one or more of the performance factors set forth in the Management Incentive Compensation Plan. For fiscal year 2005, the Board of Directors and the Committee set two quantitative performance measures: (1) earnings per share growth and (2) after-tax return on capital. Threshold, target and maximum performance levels are established for each measure. No bonus is earned if the actual performance is less than threshold; a bonus of increasing amount is earned as actual performance exceeds threshold; and a maximum bonus is earned if actual performance equals or exceeds the maximum level. In addition to performance against these corporate measures, the Committee evaluates the performance of each Officer against established individual performance measures. Over time, actual bonus awards can vary from no bonus being paid to the maximum bonus being paid, but will generally average around target levels. During fiscal year 2005 earnings per share grew 24%, which exceeded the maximum performance level for this measure. After-tax return on capital, using the Committee methodology that applies a capital charge for unamortized goodwill, was 31%, which exceeded the maximum performance level for this measure. After considering management’s very strong performance against corporate and individual measures, the Committee approved cash bonus awards for Mr. Campbell and the four other most highly compensated Officers as indicated in the Summary Compensation Table on page 14.
Though payment of annual bonuses are based primarily on pre-established performance measures, the Committee may, however, choose to modify measures, change payment levels or otherwise exercise discretion to reflect the external economic environment and individual Officer or Company performance.

Long-Term Incentives
Long-term incentives consist of stock options, restricted stock and performance-based cash or stock awards granted under the Long-Term Incentive Plan. The Committee believes that through the use of stock and performance-based cash or stock awards, Officer interests are directly tied with those of the Company’s shareholders.
Officers are granted stock options annually with an exercise price equal to the average of the high and low price quoted for Nordson Common Shares on the date of grant. These options are not fully exercisable until four years following the date of grant, expire in ten years, and, at the Committee’s sole discretion, are subject to (i) a “clawback” (profit disgorgement) where an Officer acts inconsistent with the non-compete provision of his or her employee agreement following termination of employment or (ii) forfeiture in the event an Officer’s employment is terminated due to a criminal act, fraud or other such behavior inconsistent with the Company’s Code of Business and Ethical Conduct. The stock option award is designed to reinforce a long-term perspective and to help retain key executives. Officers receive cash or stock awards under the Long-Term Incentive Plan based solely on corporate performance over three-year performance periods. Awards vary based on the degree to which corporate performance exceeds predetermined threshold, target and maximum performance levels at the end of a performance period. No award will occur unless the Company achieves certain threshold performance objectives. The Committee may, however, choose to modify measures, change payment levels or otherwise exercise discretion to reflect the external economic environment and individual or Company performance.
For awards granted pursuant to the Long-Term Incentive Plan, the Committee chooses specific measures for each successive three-year performance period. In fiscal year 2002, the Committee established performance measures for the 2003-2005 performance period applicable to all Officers based on cumulative earnings per share and a reduction in day sales of inventory during the three-year period. For the 2003-2005 performance period, performance exceeded the maximum performance levels for both cumulative earnings per share and inventory reduction during the three-year period. Cumulative earnings per share for the three-year period were $4.91, representing an average compound annual rate of growth of 43%. Day sales of inventory were reduced by 19% during the three-year period. This reduction was achieved despite a 30% increase in sales and the continuing effect of strengthening foreign currencies over the period to inflate the stated value of inventory held at international locations. Also, the award granted under the Long-Term Incentive Plan was adjusted to reflect the performance of Nordson’s share price during the three-year performance period. The Company’s share price grew 42% from fiscal year end 2002 to fiscal year end 2005. Awards granted for the 2003-2005 performance period are presented in the Summary Compensation Table on page 14.
The Committee has established performance measures for the 2004-2006, 2005-2007 and 2006-2008 performance periods applicable to all Officers based on cumulative earnings per share and cumulative revenue. The 2004-2006 and 2005-2007 awards, if any, will be granted in the form of cash. The 2006-2008 award, if any, will be granted in the form of Nordson Common Shares.
Deferred Compensation Plan
The Deferred Compensation Plan provides Officers and key employees of Nordson with an opportunity to defer receipt of cash compensation (base salary and incentive compensation). Participants may elect to defer all or part of their cash compensation (base salary and incentive compensation) for a period of years or until retirement. Participants can select from seven investment funds from which the earnings on their deferred cash compensation account will be determined.
Chief Executive Officer Compensation
The fiscal year 2005 compensation for Mr. Campbell was earned pursuant to the arrangements described above. The Committee approved a fiscal year 2005 base salary increase for Mr. Campbell after considering both his overall performance in this key strategic leadership role and the competitiveness of his base salary in comparison to the marketplace.

In determining the annual bonus to be paid to Mr. Campbell, the Committee considered the Company’s excellent performance against the corporate financial measures of earnings per share growth and after-tax return on capital and other performance measures. His bonus payment reflects that corporate financial performance exceeded the maximum performance levels against the earnings per share growth and after-tax return on capital measures. In addition, the Company had a number of significant financial, commercial and operational achievements including:

1.	Sales growth to a record $839 million;

2.	Expansion of operating margins to 14.5% of sales to a record $122 million;

3.	Continuing excellent cash flow management resulting in over $80 million of free cash flow after investments in working capital and capital expenditures and the payment of dividends; and

4.	Significant progress in driving revenue growth through the development of new applications and new markets for Nordson technology.
Mr. Campbell was granted stock options and long-term incentive performance units based upon the factors described in earlier sections of this Report. As described above, for the 2003-2005 performance period under the Long-Term Incentive Plan, performance exceeded the maximum performance levels for both cumulative earnings per share and a reduction in day sales of inventory during the three-year period. Cumulative earnings per share for the three-year period were $4.91, representing an average compound annual rate of growth of 43%. Day sales of inventory were reduced by 19% during the three-year period. This reduction was achieved despite a 30% increase in sales and the continuing effect of strengthening foreign currencies over the period to inflate the stated value of inventory held at international locations. Also, the award granted under the under the Long-Term Incentive Plan was adjusted to reflect the performance of Nordson’s share price during the three-year performance period. The Company’s share price grew 42% from fiscal year end 2002 to fiscal year end 2005. An award was granted to Mr. Campbell under the Long-Term Incentive Plan and is presented in the Summary Compensation Table on page 14.
The Compensation Committee’s philosophy with respect to the award of incentive compensation to all Officers, including the chief executive officer, is to link incentive compensation to achievement of established performance measures. This philosophy has been consistently followed during Mr. Campbell’s tenure as chief executive officer of the Company. While the cash bonuses paid to Mr. Campbell for fiscal years 2003-2005 have been at maximum due to exceptional performance during these years, cash bonuses paid to Mr. Campbell over the eight years he has been chief executive officer have been consistent with those paid to chief executive officers of similarly performing industrial companies over that same period.
Deduction Limitation on Executive Compensation
Under Section 162(m) of the Internal Revenue Code, the Company may not deduct annual compensation in excess of $1 million paid to certain employees, generally its Chief Executive Officer and its four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation. Compensation that is considered qualified “performance-based compensation” generally does not count toward Section 162(m)’s $1 million deduction limit.
In general, the Company’s policy is to preserve the federal income tax deductibility of compensation it pays to its executives. Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive, long-term performance, and stock awards. The Committee believes that the Management Incentive Compensation Plan is a performance driven compensation plan and therefore satisfies the requirements for exemption under Internal Revenue Code Section 162(m). However, notwithstanding this general policy, the Committee will continue to retain the discretion to authorize payments that may not be deductible if it believes that they are in the best interests of both the Company and its shareholders.

The annual incentive payments the Committee awarded to Officers in fiscal year 2005 were subject to, and made in accordance with performance-based provisions of the Management Incentive Compensation Plan. In addition and pursuant to the Committee’s expectation, Mr. Campbell and Mr. Hellman voluntarily elected to defer the awards granted for the 2003-2005 performance period pursuant to the Deferred Compensation Plan.
The Committee will continue to monitor its compensation policy for deductibility under Section 162(m), including encouraging deferrals of otherwise non-deductible payments.
Compensation Committee of the Board of Directors:

Stephen R. Hardis, Chairman
Joseph P. Keithley
William L. Robinson
Benedict P. Rosen
January 20, 2006

Summary Compensation Table
The following table sets forth individual compensation information for Edward P. Campbell and the four other most highly compensated Officers whose total annual salary and bonus for the fiscal year ended October 30, 2005 exceeded $100,000:

		Annual Compensation			Long-Term Compensation Awards

				Other		Securities
Name				Annual	Restricted	Underlying	L-TIP	All Other
And Principal		Salary	Bonus	Compensation	Stock	Options/	Payouts	Compensation
Position	Year	($)	($) (1)	($) (2)	($) (3)	SARs (#)	($) (4)	($) (5)

Edward P. Campbell	2005	690,000	1,380,000	—	490,512	62,400	1,925,000	58,297
Chairman of the Board &	2004	665,000	1,330,000	—	498,780	85,000	2,463,175	64,564
Chief Executive Officer	2003	640,000	1,280,000	—	419,040	85,000	0	18,436

Peter S. Hellman	2005	484,000	767,000	—	232,250	26,450	962,500	24,833
President &	2004	468,000	735,000	—	235,535	36,000	1,098,955	46,749
Chief Financial &	2003	452,000	714,000	—	197,880	36,000	0	7,848
Administrative Officer

Donald J. McLane	2005	347,000	481,000	—	143,066	15,450	577,500	16,695
Senior Vice President	2004	336,000	490,000	—	145,478	21,000	530,530	29,360
	2003	327,000	422,000	—	122,220	21,000	0	9,384

Michael Groos	2005	411,265	355,964	—	115,196	11,750	462,000	0
Vice President (6)	2004	380,664	342,963	—	117,768	16,000	363,792	0
	2003	331,522	294,198	—	98,940	16,000	0	0

Robert A. Dunn, Jr.	2005	296,000	414,400	—	102,190	9,550	385,000	20,400
Vice President	2004	284,000	398,000	—	103,913	13,000	333,476	10,621
	2003	270,000	378,000	—	87,300	13,000	0	7,804

(1)	Bonus amounts paid to all Officers as a group for 2005 was $4,526,614.

(2)	The Officers named above receive various perquisites provided by or paid for by the Company. These perquisites include financial planning services, annual physicals, memberships in social and professional clubs, and car allowances. No Officer received perquisites with a cumulative value of $50,000 or more.

(3)	Amounts reported represent the dollar value on the date of grant. With respect to the grant of restricted Nordson Common Shares to Officers, restrictions on transfer expire four years after date of grant. As of the fiscal year ended October 30, 2005, there were 183,400 restricted Nordson Common Shares outstanding having an aggregate value of $5,544,717. Dividends on these restricted shares are paid to the individuals in cash or into the Company’s dividend reinvestment plan, at the election of such individual.

(4)	“L-TIP” is the abbreviation for the Nordson Corporation Long-Term Incentive Plan. Performance-based elements of the L-TIP are discussed in the Compensation Committee Report on Executive Compensation and the Long-Term Incentive Compensation table on pages 11 and 16, respectively. Fiscal year 2002 was the first year an award could have been granted under the Long-Term Incentive Plan. Because performance during fiscal year 2002 fell short of the threshold levels, no awards were granted for the 2001-2003 performance period to any Officer under the Long-Term Incentive Plan.

(5)	Includes in each case, employer matching and allocations made to the Nordson Corporation Employees’ Savings Trust Plan and the Deferred Compensation Plan. Mr. Groos does not participate in these Plans.

(6)	Mr. Groos’ salary and bonus are stated in U.S. Dollars and reflect the average annual Euro exchange rate in effect during each of the fiscal years noted.

Option/SAR Grants in Last Fiscal Year
The following table sets forth information regarding individual grants of stock options/ SARs made during the fiscal year ended October 30, 2005 to each Officer named in the Summary Compensation Table:

	Individual Grants

	Number of	% of Total	Exercise
	Securities	Options/SARs	or
	Underlying	Granted to	Base		Grant Date
	Options/SARs	Employees in	Price	Expiration	Present Value
Name	Granted (#) (1)(2)(3)	Fiscal Year	($/Share)	Date	($) (4)

Edward P. Campbell	62,400	18.2%	37.16	11/9/2014	758,160
Peter S. Hellman	26,450	7.7%	37.16	11/9/2014	321,367
Donald J. McLane	15,450	4.5%	37.16	11/9/2014	187,717
Michael Groos	11,750	3.4%	37.16	11/9/2014	142,762
Robert A. Dunn, Jr.	9,550	2.8%	37.16	11/9/2014	115,425

(1)	Options were awarded for 156,500 Nordson Common Shares to all Officers as a group. Options were awarded for 25,000 Nordson Common Shares to all non-employee directors as a group and for 161,480 Nordson Common Shares to non-Officer employees as a group.

(2)	All options awarded to Officers named in the Summary Compensation Table on page 14 become exercisable beginning one year after the grant date at a rate of 25% per year on a cumulative basis. The exercise price was equal to the fair market value on the date of grant. The exercise price and tax withholding obligations related to the exercise may be paid by cash, delivery of currently-owned shares, by offset of the underlying shares, or any combination thereof.

(3)	No stock appreciation rights (“SARs”) were granted to any employee other than stock appreciation rights (“Limited Rights”) that become exercisable only upon the occurrence of a change in control of Nordson. The Board of Directors, acting upon the recommendation of the Governance and Nominating Committee, has terminated the Restated Shareholders Rights Plan (“poison pill”) effective December 31, 2005.

(4)	These values were calculated using a Black-Scholes option pricing model. The Black-Scholes model is a complicated mathematical formula which is widely used and accepted for valuing traded stock options. The actual value, if any, an Officer may realize will depend on the excess of the stock price over the exercise price on the date the options are exercised, and no assurance exists that the value realized by an Officer will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in these calculations:

(a)	Expected life of option: 7 years;

(b)	Volatility factor: 29.7%;

(c)	Assumed risk-free rate of interest: 3.88%

(d)	Assumed dividend yield: 1.7%;

(e)	No reduction in the value calculated has been made for possible forfeitures.

Long-Term Incentive Compensation
The following table sets forth information concerning the Company’s Long-Term Incentive Plan for the 2005-2007 performance period. For the 2005-2007 performance period, the Committee established performance measures based on cumulative earnings per share and cumulative revenue during the three-year period.
LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR

			Estimated future payouts under
	Number of	Performance or	non-stock price-based plans
	shares, units or	other period until
	other rights (#)	maturation or	Threshold	Target	Maximum
Name	(1)	payout	(#)	(#)	(#)

Edward P. Campbell	18,350	2005-2007	0	18,350	36,700
Peter S. Hellman	9,200	2005-2007	0	9,200	18,400
Donald J. McLane	5,500	2005-2007	0	5,500	11,000
Michael Groos	4,400	2005-2007	0	4,400	8,800
Robert A. Dunn, Jr.	3,650	2005-2007	0	3,650	7,300

(1)	52,800 share equivalent units were awarded to all Officers as a group.
For the Long-Term Incentive Plan 2003-2005 performance period, the Compensation Committee established performance measures based on cumulative earnings per share and inventory reduction during the three-year period. Performance during this period exceeded maximum performance levels for both measures. Awards were granted under the Long-Term Incentive Plan and are presented in the Summary Compensation Table on page 14. Messrs. Campbell, Hellman, McLane, Groos, and Dunn were participants in the Long-Term Incentive Plan for the 2003-2005 performance period.
Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/ SAR Values
The following table sets forth information regarding each exercise of stock options/ SARs during the fiscal year ended October 30, 2005, by each Officer named in the Summary Compensation Table, and the value of unexercised stock options/ SARs held by each Officer named in the Summary Compensation Table:

Value of
			Number of	Unexercised
			Unexercised	In-the-Money
			Options/SARS at	Options/SARs at
	Shares	Value	FY-End (#)	FY-End (2) ($)
	acquired on	realized	Exercisable/	Exercisable/
Name	exercise (#)	(1) ($)	Unexercisable	Unexercisable

Edward P. Campbell	70,000	1,068,550	729,750/216,650	9,240,603/1,712,072
Peter S. Hellman	-0-	-0-	234,500/91,450	2,954,160/720,422
Donald J. McLane	-0-	-0-	240,750/54,700	3,120,113/439,250
Michael Groos	756	6,842	62,000/41,750	610,060/336,020
Robert A. Dunn, Jr.	-0-	-0-	72,750/34,800	795,513/227,411

(1)	Represents the difference between the option exercise price and the fair market value of a Common Share on the Nasdaq National Market System on the date of exercise.

(2)	Based on the fair market value of Nordson Common Shares of $37.32 on the Nasdaq National Market System on October 28, 2005. The ultimate realization of profit on the sale of the shares underlying such options is dependent upon the market price of such shares on the date of sale.

Salaried Employees’ Pension Plan
Benefits under the Salaried Employees’ Pension Plan are based on average annual compensation (salaries, commissions and incentive bonuses) for the highest 5 years during the last 10 years of employment prior to retirement. The following table shows the annual benefit payable under the Plan at age 65.

Final
Average	Years of Benefit Service
Annual
Compensation	10	15	20	25	30

$100,000	12,035	18,054	24,070	30,089	36,108
200,000	29,169	43,758	58,338	72,927	87,516
300,000	47,499	71,256	94,998	118,755	142,512
400,000	65,829	98,754	131,659	164,583	197,508
500,000	84,164	126,258	168,327	210,422	252,516
700,000	120,824	181,254	241,648	302,078	362,508
900,000	157,488	236,256	314,976	393,744	472,512
1,100,000	194,153	291,258	388,305	485,411	582,516
1,300,000	230,813	346,254	461,626	577,067	692,508
1,500,000	267,477	401,256	534,954	668,733	802,512
1,700,000	304,142	456,258	608,283	760,400	912,516
1,900,000	340,802	511,254	681,604	852,056	1,022,508
2,100,000	377,466	566,256	754,932	943,722	1,132,512
2,300,000	414,131	621,258	828,261	1,035,389	1,242,516
2,500,000	450,791	676,254	901,582	1,127,045	1,352,510
The amounts shown in the table represent the annual benefit (after reduction for Social Security payments) payable to an employee for life. Certain surviving spouse benefits are also available under the Pension Plan, as well as early retirement benefits. The table has been prepared without regard to benefit limitations imposed by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The years of benefit service credited under the Pension Plan as of October 30, 2005 for the Officers named in the Summary Compensation Table who continue to participate in the Pension Plan are as follows: Mr. Campbell – 17 years; Mr. Hellman – 5 years; Mr. McLane – 30 years; and Mr. Dunn – 34 years. Mr. Groos is not included in the Pension Plan but is covered by a pension arrangement that is specific to Nordson Deutschland GmbH, a wholly owned subsidiary of Nordson.
Excess Defined Benefit Pension Plan, Excess Defined Contribution Retirement Plan, and Deferred Compensation Plan
The Internal Revenue Code limits the benefits provided under the Salaried Employees’ Pension Plan, the amount that an employee can contribute to the Employees’ Savings Trust Plan, and the amount that Nordson can contribute on behalf of an employee under the Employees’ Savings Trust Plan.
The Excess Defined Benefit Pension Plan provides for the payment, out of Nordson’s general funds, of the amount by which certain participants’ benefits under the Salaried Employees’ Pension Plan would exceed the limitations applicable to that Plan. The terms of payment under the Excess Defined Benefit Pension Plan are the same as those under the Salaried Employees’ Pension Plan.
The table above does not reflect benefit limitations imposed by the Internal Revenue Code, and shows the aggregate annual pension benefits payable under both the Salaried Employees’ Pension Plan and the Excess Defined Benefit Pension Plan.
The Excess Defined Contribution Retirement Plan provides for the payment, out of Nordson’s general funds, of the amount by which the participant’s contributions under the Employees’ Savings Trust Plan and Nordson’s contributions to the Employees’ Savings Trust Plan would exceed the limitations applicable to that Plan. Salaried employees who are designated by the Committee and who participate in the

Employees’ Savings Trust Plan are eligible to participate in the Excess Defined Contribution Retirement Plan.
Effective January 1, 2005, the Officers were no longer permitted to participate in the Excess Defined Contribution Retirement Plan. Based on a recommendation from the Compensation Committee, the Board of Directors adopted the 2005 Deferred Compensation Plan. Benefits formerly provided to Officers under the provisions of the Excess Defined Contribution Retirement Plan will be provided by the 2005 Deferred Compensation Plan. In addition to permitting Officers to defer all or a portion of their base salary and incentive compensation, the 2005 Deferred Compensation Plan provides for the payment, out of Nordson’s general funds, of the amount by which the Officer’s contributions under the Employees’ Savings Trust Plan and Nordson’s contributions to the Employees’ Savings Trust Plan would exceed the limitations applicable to that Plan.
Benefits under the 2005 Deferred Compensation Plan will be paid either in lump sum or in annual installments over a five, ten or fifteen year period at the election of the Officer.
The portions of Nordson’s contributions under the 2005 Deferred Compensation Plan allocated to the accounts of the Officers named in the Summary Compensation Table except Mr. Groos who does not participate in this Plan, and to all current Officers as a group during the fiscal year ended October 30, 2005 are as follows: Mr. Campbell – $37,566; Mr. Hellman – $18,533; Mr. McLane – $10,396; Mr. Dunn – $0; and all current Officers as a group – $78,162.

Performance Graph
The following is a graph which compares the five-year cumulative return from investing $100 on October 27, 2000 in each of Nordson Common Shares, the S&P MidCap 400 Index and the S&P MidCap 400 Industrial Machinery Index, with dividends assumed to be reinvested.
TOTAL SHAREHOLDER RETURNS
INDEXED RETURNS

	2000	2001	2002	2003	2004	2005

NORDSON CORPORATION	100.00	87.74	95.34	103.15	132.67	143.96
S&P MIDCAP 400	100.00	87.55	83.37	108.99	121.02	142.37
S&P MIDCAP 400 INDUSTRIAL MACHINERY INDEX	100.00	126.47	109.70	141.81	170.26	182.69
Assumes $100 invested on October 27, 2000 in Nordson Common Shares, the S&P MidCap 400 Index, and the S&P MidCap 400 Industrial Machinery Index. Total return assumes reinvestment of dividends.

Agreements with Officers and Directors
Nordson has agreed to provide Mr. Campbell with supplemental pension benefits in order to restore some of the benefits he would have received if he had remained with his former employer. Mr. Campbell is a participant in the Salaried Employees’ Pension Plan described on page 17, but his benefits under this plan will be modified to recognize his prior service with his former employer. His “average annual compensation” under this plan will be determined as the average of his compensation during his 36 consecutive highest paid months (instead of 60), and he will be eligible for the full pension benefit at age 60. He may retire prior to age 60 commencing at age 55, but his benefit will be reduced 5% per year for retirement before age 60. His benefit will also be reduced by the amount of any pension benefit payment he receives from the pension plan of his former employer. Mr. Campbell had 11 years of employment with his former employer.
On October 30, 1998 the Committee approved Employment Agreements with the Officers that would be effective upon a change in control of the Company. These agreements specify events constituting a change in control, as well as certain circumstances in which a change in control may be “undone.”
Upon the occurrence of a change in control, the agreements will provide for a 24-month contract period during which the Officer is to hold substantially the same position with the same duties and responsibilities as immediately prior to the change in control. Each agreement provides that total compensation is to continue during the contract period at a level not less than the level in effect immediately prior to the change in control (or on the date two years prior to the change in control, if higher) and for continued participation in benefit plans applicable to executive personnel.
In addition, if following a change in control the Officer’s employment is terminated by the Company without cause or by the executive for “good reason” (even if termination occurs after expiration of the 24-month contract period), then the Officer is to be provided supplemental retirement benefits which reflect an additional five years of age and service credit under the Company’s Salaried Employees’ Pension Plan and the Excess Defined Benefit Pension Plan, if the Officer is eligible to participate in that Plan.
Further, if the Officer’s employment is terminated without cause or by the Officer for “good reason” during the 24-month contract period, the Officer will receive severance compensation until the later of the expiration of the 24-month contract period or the date which is not less than twelve months (24 months for Mr. Campbell) after the termination of employment. Total compensation is to be continued in effect as well as coverage under certain of the Company’s benefit plans, including continued service credit under the Company’s Salaried Employees’ Pension Plan and the Excess Defined Benefit Pension Plan, if applicable.
An Officer is to use reasonable efforts to seek other suitable employment, and the Company’s obligation to provide continued payments of total compensation and benefits is offset in some circumstances by compensation and benefits provided by a subsequent employer.
As a condition of receiving payments, the Officer must not disclose confidential information relating to the Company or its business and is subject to certain noncompetition restrictions.
The agreements also provide for a tax gross-up payment to any Officer, in the event payments under the agreements are deemed excess parachute payments under applicable tax regulations and require the payment of excise taxes, in such amounts as are necessary to place the Officer in the same position as if such tax were not imposed.
As part of Mr. Groos’ employment agreement with Nordson Deutschland GmbH, a wholly owned subsidiary of Nordson Corporation, Mr. Groos participates in a pension program sponsored by Nordson Deutschland GmbH. Nordson Deutschland GmbH has agreed to accelerate Mr. Groos’ age 65 normal retirement date under the pension plan by one-half year for each year Mr. Groos remains employed beyond age 50. As a consequence, Mr. Groos would at age 60 be entitled to retire with an age 65 pension benefit.
Effective September 13, 2005 the Company entered into a Release of Claims Agreement with Mark C. Gacka. Mr. Gacka resigned his position as Vice President, Pacific South and Japan. In exchange for a complete release of all claims, Nordson agreed to (i) continue Mr. Gacka’s base salary through March 31,

2006; (ii) continue health care coverage at the Company’s expense through March 31, 2006; (iii) pay a prorated portion of the difference between Mr. Gacka’s fiscal 2005 target and actual bonus under the terms of the 2004 Management Incentive Compensation Plan; and (iv) pay a prorated portion of the difference between Mr. Gacka’s target and actual payouts for the fiscal 2003-2005 performance period under the terms of the Long-Term Incentive Plan.
CERTAIN TRANSACTIONS
Mr. Campbell, Chairman of the Board of Directors and chief executive officer, is also a director of KeyCorp. KeyCorp and the Company have a longstanding relationship since 1954. KeyCorp currently acts as agent for the Company’s 2004 $200 million Revolving Credit Facility. KeyCorp also serves the Company’s cash management activities and acts as trustee for several trusts managed by the Company.
INDEPENDENT AUDITORS
Ernst & Young LLP or a predecessor has served as Nordson’s independent auditors since 1935. A representative of Ernst & Young LLP is expected to be present at the annual meeting. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of Nordson’s financial statements and records for the fiscal years ended October 31, 2004 and October 30, 2005.
Fees Paid to Ernst & Young LLP
The following table shows the fees paid or accrued by the Company for audit and other services provided by Ernst & Young LLP for the fiscal years ended October 31, 2004 and October 30, 2005:

	FY 2004	FY 2005

Audit Fees (1)	$658,000	$1,753,000
Audit-Related Fees (2)	$223,000	$94,000
Tax Fees (3)	$93,000	$8,000
All Other Fees (4)	$11,000	$0

(1)	Audit services of Ernst & Young LLP consisted of the audit of the annual consolidated financial statements of the Company, the quarterly review of interim financial statements, and the audit of management’s assessments of internal controls over financial reporting.

(2)	Audit-Related Fees generally include fees for statutory, employee benefit plan, business acquisitions, and accounting consultations, services related to Securities and Exchange Commission registration statements and out-of-pocket expenses.

(3)	Tax Fees generally include fees for tax planning and compliance consulting.

(4)	All Other Fees represent fees for employee benefit consulting services.
The Audit Committee’s pre-approval policies and procedures are found in the Committee’s charter included in this Proxy Statement as Attachment 1 to the Guidelines. Following the effective date of the SEC’s final rule regarding Strengthening the Commission’s Requirements Regarding Auditor Independence, all of the audit-related and other services provided by Ernst & Young LLP were pre-approved in accordance with the Audit Committee’s policies and procedures.

GENERAL
Voting at the Meeting
Shareholders of record at the close of business on December 30, 2005 are entitled to vote at the meeting. On that date, a total of 33,288,599 Nordson Common Shares were outstanding. Each share is entitled to one vote.
Voting for directors will be cumulative if any shareholder gives notice in writing to the President, a Vice President or the Secretary of Nordson at least 48 hours before the time set for the meeting and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, Nordson’s shareholders will be entitled to cast, in the election of directors, a number of votes equal to the product of the number of directors to be elected multiplied by the number of shares that each shareholder is voting. Nordson’s shareholders may cast all of these votes for one nominee or distribute them among several nominees, as they see fit. If cumulative voting is in effect, shares represented by each properly signed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.
Under Ohio law, directors are elected by a plurality of the votes of shareholders of the corporation present at a meeting at which a quorum is present, and proposals are adopted or approved by the vote of a specified percentage of the voting power of the corporation. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote may have the same effect as a vote against a director nominee or a proposal, as each abstention or broker non-vote would be one less vote in favor of a director nominee or a proposal.
If any of the nominees listed on pages 2 and 3 becomes unable or declines to serve as a director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, the Board has no reason to believe that any nominee will be unable or will decline to serve as a director.
The Board of Directors knows of no other matters that will be presented at the meeting other than as described in this Proxy Statement. However, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.
Shareholder Director Nominations, Proposals and Communications
Any shareholder who wishes to submit a candidate for election as director or a proposal to be considered for inclusion in next year’s Proxy Statement should send the nomination or proposal to the Secretary of Nordson for receipt on or before September 22, 2006. A shareholder may nominate a candidate for election as a director at next year’s Annual Meeting of the Shareholders provided the shareholder (i) is a shareholder of the Company of record at the time of giving of the notice for the meeting, (ii) is entitled to vote at the meeting in the election of directors, and (iii) has given timely written notice of the nomination to the Secretary. The Governance and Nominating Committee will assess the qualifications of the candidate according to criteria set out in the Governance Guidelines. Additionally, under Nordson’s Regulations, a shareholder must submit a candidate for election as director or a proposal for consideration at next year’s Annual Meeting of Shareholders, no earlier than November 22, 2006 and no later than December 22, 2006. For a candidate to be considered for election as a director or for business to be properly requested by a shareholder to be brought before an annual meeting of shareholders, the shareholder must comply with all of the requirements of Nordson’s Regulations, not just the timeliness requirements described above.
The Company has established procedures to permit confidential communications by shareholders to the Board of Directors regarding the Company. Shareholders may communicate directly with the Board of Directors by mail at the following address: Mr. Benedict Rosen, Director, c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

Nordson will bear the expense of preparing, printing and mailing this Notice and Proxy Statement. In addition to requesting proxies by mail, officers and regular employees of Nordson may request proxies by telephone or in person. Nordson will ask custodians, nominees and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. Nordson will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.
Nordson’s Annual Report to Shareholders, including financial statements for the fiscal year ended October 30, 2005, is being mailed to shareholders of record with this Proxy Statement.

For the Board of Directors

ROBERT E. VEILLETTE
Secretary
January 20, 2006

APPENDIX A
NORDSON CORPORATION
GOVERNANCE GUIDELINES
The following Governance Guidelines (“Guidelines”), along with the charters of the Committees of the Board of Directors, provide the framework for the governance of Nordson Corporation.

1.	Composition
The Board of Directors is classified, with three classes of four Directors. The number of Directors may be changed by the shareholders or by a vote of the majority of Directors then in office. Directors are elected for three-year terms and the terms of each of the classes expire in consecutive years. Directors may be added to a class and in such case, will hold office for the remainder of the term in office of that class. In the event of a vacancy in the Board of Directors, the Directors then in office may elect a Director to serve the remainder of the term of a Director whose resignation, removal, or death resulted in the vacancy. A majority of the Directors must meet the National Association of Securities Dealers (“NASD”) standards for independence.
The Board should represent a broad spectrum of individuals with experience who are able to contribute to the success of the Company. To that end, the Board should seek candidates having (a) deep concern for society and a view of the role of a corporation in society which is consistent with the traditional values of the Company, (b) senior operating experience with industrial corporations, and (c) a broad understanding of and direct experience in international business. Consideration of potential new members should include the issues of independence, diversity, and skills necessary to the perceived needs of the Board at a particular time.
The Governance and Nominating Committee of the Board of Directors will arrange for orientation for new directors and Directors will engage in continuing education programs as deemed necessary by the Committee.

2.	Meetings
The Board holds an organizational meeting after each Annual Meeting of Shareholders at which time officers are elected. The Annual Meeting and the Organizational Meeting of the Board are held between February 15 and March 15 of each year. Otherwise, the Board may establish regular meetings at such times and places as it may decide. Board of Directors meetings are generally held five times each year. Dates are determined in advance. A majority of Directors then in office constitutes a quorum for Board of Directors meetings. Several meetings during each year are preceded or followed by an Audit and/or Compensation Committee Meeting.
The Chairperson of the Board and the Chief Executive Officer (if the Chairperson is not the Chief Executive Officer) will establish the agenda for each Board meeting. Each Director is free to suggest the inclusion of item(s) on the agenda.
Information and data that is important to the Board’s understanding of the Company’s business will be distributed in writing to the Board before each Board of Directors meeting. Management will make every attempt to see that this material is as brief as possible while still providing the desired information.

3.	Meeting Attendance
Directors are expected to attend the Annual Meeting of Shareholders and all Board of Directors meetings and meetings of Committees on which the Director serves. If a Director determines that it is not possible to attend a meeting, the Director is expected to give notice of that fact as early as practicable. If a Director cannot attend a Board meeting due to an inability to be at the site of that meeting but is otherwise able to participate, it may be possible for the Director to participate by telephone if advance arrangements are made. Proxy rules require the Company to identify in the Proxy those Directors who did not attend 75% of the scheduled Directors’ meetings and any meetings of Committees on which the Director serves.

4.	Committees
The Board may establish an Executive Committee, a Finance Committee, or other committees each consisting of not less than three Directors. Directors are expected to serve on one or more committees and where feasible, to rotate such service among the various committees as members and Chairpersons on a periodic basis. The Board of Directors acting on the recommendation of the Governance and Nominating Committee will determine the appropriate period of service for Committee members and Chairpersons.
Currently, the Board has established four standing committees:
A. Audit Committee: The Audit Committee reviews the proposed audit program (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of Nordson’s systems of internal accounting control. The Committee also is responsible for (i) the appointment, compensation, and oversight of the independent auditors for each fiscal year, (ii) the approval of all permissible non-audit services to be performed by the independent auditors, (iii) the establishment of procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (iv) the approval of all related-party transactions.
All members of the Audit Committee must meet the NASD standards for independence. Committee members must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Audit Committee will have at least one member who meets the definition of “audit committee financial expert” as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The role of the audit committee financial expert will be that of assisting the Audit Committee in overseeing the audit process, not auditing the Company.
No member of the Audit Committee may receive any payment from the Company other than payment for services as a Director or member of a Committee of the Board of Directors or be an affiliated person of the Company or any of its subsidiaries. Audit Committee members will inform the Chairman of the Committee and Chief Executive Officer prior to or upon accepting an audit committee appointment of another board of directors. See Attachment 1 to these Guidelines for the Audit Committee Charter.
B. Compensation Committee: The Compensation Committee of the Board of Directors is responsible for approving executive officer compensation and for administering the incentive and equity participation plans which make up the variable compensation paid to executive officers. The Compensation Committee also administers employee stock plans and other benefit plans. All members of the Compensation Committee must meet the NASD standards for independence. See Attachment 2 to these Guidelines for the Compensation Committee Charter.
C. Governance and Nominating Committee: The purpose of the Governance and Nominating Committee is to ensure that the Board of Directors and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to shareholders and the Company. To accomplish this purpose, the Governance and Nominating Committee shall:

(a)	Identify individuals qualified to become Board members and recommend to the Board the director nominees for the next annual meeting of shareholders and candidates to fill vacancies in the Board;

(b)	Recommend to the Board annually the directors to be appointed to Board committees;

(c)	Annually review and, when warranted, adjust Director and Committee member compensation;

(d)	Monitor and evaluate annually how effectively the Board and the Company have implemented the policies and principles of these Guidelines; and

(e)	Adopt revisions to the Guidelines where revisions are warranted based upon the annual evaluation and recommend revisions to the Board of Directors for approval.

All members of the Governance and Nominating Committee must meet the NASD standards for independence. See Attachment 3 to these Guidelines for the Governance and Nominating Committee Charter.
D. Pension and Finance Committee: The Pension and Finance Committee is responsible for providing oversight of the named fiduciaries’ (the Company and the Company’s Administrative Committee for Qualified Retirement Plans) administration of the Nordson Corporation Salaried and Hourly-Rated Employees’ Savings Trust (NEST) and Salaried and Hourly-Rated Employees’ Pension Plans (the “Plans”), including oversight of the Company’s and Administrative Committee’s selection and evaluation of the performance of investment managers (as that term is defined in Section 3(38) of ERISA) having investment management authority over the assets, or portion thereof, of the NEST and the Plans. A more detailed discussion of the purposes, duties and responsibilities of the Pension and Finance Committee are found in the Committee charter included as Attachment 4 to the Guidelines.
In addition to these Standing Committees, the Executive Committee acts to make necessary decisions between periodic Directors’ meetings. This Committee may exercise all powers of the Board in managing and controlling the business of the Company except declaring dividends, electing officers or filling vacancies among the Directors or in any committee of the Directors. The Executive Committee shall report on all of its activities to the Board at the next Board meeting where its actions are subject to revision or alteration. Directors who do not serve as members of the Executive Committee and who are able to attend meetings of the Executive Committee are welcome to attend and are entitled to vote.
Each Committee of the Board of Directors is authorized to retain its own counsel and other advisors, at Company expense, if and to the extent necessary to carry out its responsibilities.

5.	Retirement
The Board of Directors has adopted a mandatory retirement policy. Under this policy, a Director, other than those Directors who were age 75 on July 27, 2001, is expected to retire at the conclusion of the Directors meeting immediately prior to the Directors’ 75th birthday.

6.	Change in Status
The Board of Directors has determined that a change in employment status should not affect a Director’s status as a member of the Board unless the change in employment status creates a conflict of interest or prevents a Director from performing his or her duties as a Director. A Director whose employment status has changed is to inform the Chairperson of the Governance and Nominating Committee and the Chief Executive Officer of the change in status.

7.	Membership on Other Boards
Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and avoid actual or potential conflicts of interest that may arise from serving on other boards of directors. To that end, each Director has the responsibility to inform the Chairperson of the Governance and Nominating Committee and the Chief Executive Officer prior to accepting invitations to serve as a director on other boards of directors.

8.	Presiding Director
The non-executive Chairperson of the Board (or the Chairperson of the Compensation Committee if the Chairperson of the Board is not an independent Director) will serve in the capacity of Presiding Director for purposes of chairing regularly scheduled meetings of independent Directors or for other responsibilities that the independent Directors as a whole might designate from time to time.

9.	Executive Sessions of Independent Directors
The independent Directors of the Board will meet in Executive Session no less than two (2) times a year.

10.	Assessing Board and Committee Performance
Under the auspices of the Governance and Nominating Committee, members of the Board of Directors will conduct an annual self-assessment of the effectiveness of the Board. Each Standing Committee of the Board also conducts a self-assessment. The annual self-assessment review process should consider, among other matters, meeting agenda items and presentations, advance distribution of meeting materials, interim communication to Directors, access to and communications with senior management, and the Board’s and each Committee’s contribution as a whole with consideration to areas in which the Directors believe a better contribution could be made.

11.	Evaluation of the Chief Executive Officer
The independent Directors will conduct an annual evaluation of the Chief Executive Officer, which evaluation should be communicated to the Chief Executive Officer by the Presiding Director and the Chairperson of the Compensation Committee (or another member of the Presiding Director’s choosing if the Presiding Director is the Chairperson of the Compensation Committee).
To facilitate the evaluation, the Chief Executive Officer will prepare a listing of a few of the priorities that need attention during the fiscal year. The evaluation should consider aspects of corporate performance such as progress toward meeting goals and the capacity of the Company to do so in the future. The evaluation should use a combination of objective and subjective criteria.
The evaluation will be considered by the Compensation Committee in the course of its deliberations when establishing the Chief Executive Officer’s compensation.

12.	Succession Planning/ Management Development
At least every other year, the Chief Executive Officer shall report to the Board on succession planning and the Company’s program for management development.
There should also be available, on a continuing basis, the Chief Executive Officer’s recommendation as to his/her successor should he/she be unexpectedly disabled and be unable to carry on his/her duties as Chief Executive Officer.

13.	Board Access to Senior Management and Independent Advisors
Directors have complete access to Nordson’s management. Each Director has the responsibility to inform the Chief Executive Officer of the nature of communications with management and to provide copies of any written communication to the Chief Executive Officer.
The Board encourages management to bring managers into Board meetings who (a) can provide additional insight into the items being discussed because of personal involvement in these areas and/or (b) represent managers with future potential that management believes should be given exposure to the Board.
The Board, at its discretion, may engage and consult with independent advisors to assist the Board in carrying out its oversight responsibilities.

14.	Board Interaction with Institutional Investors
The Board believes that the management speaks for Nordson and it is inappropriate for individual Directors to communicate separately to investors except with the full knowledge and at the request of management. Directors who receive inquiries should direct the investor to the Chief Financial Officer.

15.	Director Compensation
The Chief Executive Officer will report annually to the Governance and Nomination Committee on the status of Board of Directors compensation in relation to a peer group of U.S. manufacturing companies. The Governance and Nomination Committee is authorized to establish reasonable compensation for Directors and/or a reasonable fee for attendance at any meeting of the Directors. A Director who is a full-time employee of the Company does not receive compensation for his or her services as a Director.
The Chairperson of the Board of Directors, other independent Directors and Committee chairpersons receive an annual retainer and per meeting remuneration for each Board and Committee meeting attended. Each independent Director is eligible to receive an option for Nordson Corporation Common Shares under the Company’s 2004 Long-Term Performance Plan.
Travel expenses incurred in attending all meetings are reimbursed. Air travel is based on round-trip actual airfare from the Director’s home to meeting locations. A Director is encouraged to select the class of travel commensurate with the situation, such as first class for long trips. Other expenses, such as hotels, meals, local transportation and similar expenses are also reimbursed.
Independent Directors are also covered under the Company’s (a) health care (medical, dental and prescription drug) plan with coverage being secondary to any health care plan under which a Director is also covered, (b) life insurance plan; and (c) business travel and accident insurance plan.
The Company maintains a Deferred Compensation Plan under which a Director may elect to defer all or a portion of his/her fees until retirement. Fees may be deferred as cash or translated into stock equivalent units.
Directors are eligible to participate in The Nordson Corporation Foundation Matching Gift Program.

16.	Share Ownership
To reinforce the importance of aligning the financial interests of Nordson’s Directors, executives and shareholders, Nordson Directors and executive officers are required to hold a minimum number of shares of Nordson Common Stock.
Directors are required to hold shares of Nordson Common Stock with a value equal to five (5) times the amount of the annual retainer paid to Directors. The Company’s Chief Executive Officer is required to hold Nordson Common Stock having a dollar value at least equal to five (5) times base salary. Nordson’s President (if the President is not also the CEO) or Chief Operating Officer is required to hold Nordson Common Stock having a dollar value at least equal to three (3) times base salary, while other Nordson executive officers are required to hold Nordson Common Stock having a dollar value at least equal to two (2) times base salary.
Directors are required to achieve the share ownership requirement within five years of election to the Board, or, in the case of Directors serving at the time the ownership requirements were adopted, within five years of the date of adoption. Likewise, newly elected or promoted executive officers will have up to five years to meet the applicable ownership requirements after their election or promotion, or in the case of executive officers in office at the time the ownership requirements were adopted, within five years of the date of adoption.
Equity interests that count toward satisfaction of the ownership requirement include:
Directors: Shares owned outright by the Director, or his or her spouse and dependent children; shares held in trust for the benefit of the Director or his or her family; shares of Restricted Stock; stock equivalent units held in deferred compensation accounts which may be distributed only in the form of Common Shares; or other individual retirement accounts.
Executive Officers: Shares owned outright by the Executive Officer, or his or her spouse and dependent children; shares held in trust for the benefit of the Executive Officer or his or her family; shares of Restricted

Stock; shares held in deferred compensation accounts; and shares held in the NEST (Nordson ESOP Fund and Nordson Stock Fund) or other individual retirement accounts.
In the event a Director or executive officer is unable to achieve a share ownership requirement within the established time period, the Director or executive officer will meet with the Chairman of the Governance & Nominating Committee or Chief Executive Officer, respectively, to develop a plan to achieve the share ownership requirement.

ATTACHMENT 1
CHARTER OF THE
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
I.     Organization and Functioning
There shall be a committee of the Board of Directors to be known as the Audit Committee (the “Committee”). The Committee shall be comprised of at least three Directors who shall be appointed by the Board after considering the recommendation of the Governance and Nominating Committee. The Committee shall only include directors who satisfy the independence standards of the National Association of Securities Dealers (“NASD”) and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a Committee member.
Committee members must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Audit Committee will have at least one member who meets the definition of “audit committee financial expert” as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The role of the audit committee financial expert will be that of assisting the Audit Committee in overseeing the audit process, not auditing the Company.
The Board shall designate one member of the Committee as its Chairperson. The Committee shall meet at least four times each year and hold such other meetings from time to time as may be called by its Chairperson or any two members of the Committee. A majority of the members of the Committee shall constitute a quorum of the Committee. A majority of the members in attendance shall decide any question brought before any meeting of the Committee. At least once during the course of the year, the Committee will meet with Company management and the independent auditors in separate executive sessions to discuss the results of the independent auditors’ annual examination of the Company’s financial statements.
No member of the Committee may receive directly or indirectly any consulting, advisory, or other compensatory fee from the Company other than dividends and payment for services as a Director or member of a Committee of the Board of Directors as provided for in Section 15, Director Compensation, of the Governance Guidelines of the Company, or be an affiliated person of the Company or any of its subsidiaries.
The Committee shall keep minutes of its proceedings that shall be signed by the person whom the Chairman designates to act as secretary of the meeting. The minutes of a meeting shall be approved by the Committee at its next meeting, shall be available for review by the entire Board, and shall be filed as permanent records with the Secretary of the Company.
The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, compensation or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee.
The Chairperson shall at each meeting of the Board following a meeting of the Committee report to the full Board on the matters considered at the last meeting of the Committee.
At least annually and in Executive Session, the Board shall provide the Committee with an evaluation of the Committee’s performance.

II.	Statement of Purposes
Recognizing that the Company’s outside auditors have ultimate accountability to the Board of Directors of the Company, the Committee shall assist Board of Directors oversight of: (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence; (d) the performance of the Company’s internal audit function and independent auditors.

III.	Specific Duties and Responsibilities
The Committee shall have the following duties and responsibilities:

(a)	Retain and, where warranted in the Committee’s judgment, terminate independent auditors selected to audit the financial statements of the Company.
(b)	Approve of all permissible non-audit services to be performed by the independent auditors.
(c)	At least annually, obtain and review a report by the independent auditor describing:

(1) the audit firm’s internal quality-control procedures;

(2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the audit firm, and any steps taken to deal with any such issues; and

(3) (for the purpose of assessing the auditor’s independence) all relationships between the independent auditor and the Company.

(d)	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.
(e)	Review with the Company’s management, the Company’s internal auditors and the Company’s independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s Business Ethics Questionnaire.
(f)	Review the annual internal audit plan of the Company.
(g)	On an ongoing basis, review a summary of findings from completed internal audits and a progress report on the internal audit plan, with a summary report of any deviations from the plan.
(h)	The Committee Chairperson shall discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor. Based on the issues identified, the Chairperson may elect to ask the Committee for its review.
(i)	Review with the independent auditor any significant accounting alternatives and any audit problems or difficulties and management’s response thereto.
(j)	Drafts of earnings press releases, as well as financial information and earnings guidance provided to analysts, shall be distributed to members of the Committee in a timely fashion; the Chairperson will discuss the draft with management including any observations made by other Committee members.
(k)	Submit the minutes of all meetings of the Committee to, or discuss the matters considered at each Committee meeting with, the Board of Directors.
(l)	Investigate any matter brought to the Committee’s attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.
(m)	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters.
(n)	Approve of all related-party transactions.
(o)	Review and approve the report that SEC rules require be included in the Company’s annual proxy statement.
(p)	Pursuant to Section 10 of the Company’s Governance Guidelines, conduct an annual self-assessment of the Committee’s performance with respect to the requirements of this Charter and recommend any proposed changes to the Board of Directors. In conjunction therewith, the Committee shall review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

1-2

(q)	Monitor and evaluate the effectiveness of the Company’s Code of Business and Ethical Conduct and adopt revisions to the Code where revisions are warranted based upon the annual evaluation and recommend any such revisions to the Board of Directors for approval.
The Committee’s function is one of oversight and review. While the Committee shall have the responsibilities and powers set forth in this Charter, it shall not be the duty of the Committee to assume the respective duties and responsibilities of the independent and internal auditors and management of the Company including but not limited to planning or conducting audits or determining that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Further, it is not expected nor required that the Committee will conduct investigations or resolve disagreements, if any, between management of the Company and the independent auditor.

1-3

APPENDIX B
AUDIT COMMITTEE REPORT
January 20, 2006
To: The Board of Directors of Nordson Corporation
Our Committee has reviewed and discussed the audited financial statements of the Company for the year ended October 30, 2005 (the “Audited Financial Statements”). In addition, we have discussed with Ernst & Young LLP (“E&Y”), the principal independent registered public accounting firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61.
The Committee also has received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1. We have discussed with E&Y its independence from the Company, including the compatibility of non-audit services with E&Y’s independence.
Based on the foregoing review and discussions and relying thereon, we have recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended October 30, 2005.

Audit Committee

Mary G. Puma, Chairman
William W. Colville, Esq.
William D. Ginn
Dr. David W. Ignat
William P. Madar

YOUR VOTE IS IMPORTANT.
PLEASE SIGN, DATE AND RETURN
YOUR PROXY.

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

DETACH CARD

(Continued from other side)
You are encouraged to specify your choices by marking the appropriate box, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. Unless otherwise specified, this Proxy will be voted FOR the election as Directors of the nominees noted on the reverse side.

DATE:	, 2006

Signature(s) of shareholder(s)

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE — NO POSTAGE NECESSARY.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting
of Shareholders, you can be sure your shares are
represented at the meeting by promptly returning
your proxy in the enclosed envelope.

DETACH CARD

NORDSON CORPORATION
Annual Meeting of Shareholders to be held on February 21, 2006
This Proxy is Solicited by the Board of Directors
At the Annual Meeting of Shareholders of NORDSON CORPORATION to be held on February 21, 2006, and at any adjournment, MARY G. PUMA, STEPHEN R. HARDIS, WILLIAM L. ROBINSON, and each of them, with full power of substitution and resubstitution, are hereby authorized to represent me and vote all my shares on the following matters:

1.	Election of four Directors.
	❑	FOR all nominees listed below	❑	WITHHOLD AUTHORITY
		(except as marked to the contrary below).		to vote for all nominees listed below.
Instruction: To withhold authority to vote for any individual nominee, place a line through the nominee’s name listed below.

William P. Madar	Edward P. Campbell
William W. Colville	Dr. David W. Ignat

2.	Any other matter that may properly come before the meeting.
(Continued, and to be signed, on reverse side)

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

DETACH CARD

(Continued from other side)
You are encouraged to specify your choices by marking the appropriate box. Unless otherwise specified, your share interest will be voted by the Trustee in the same proportions as it votes shares for which it receives express instructions.

DATE:	, 2006

Signature(s) of shareholder(s)

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE — NO POSTAGE NECESSARY.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting
of Shareholders, you can be sure your shares are
represented at the meeting by promptly returning
your voting instruction card in the enclosed envelope.

DETACH CARD

NORDSON CORPORATION
Annual Meeting of Shareholders to be held on February 21, 2006

To:	New York Life Trust Company, as Trustee for the Nordson Employees’ Savings Trust Plan and the Nordson Hourly-Rated Employees’ Savings Trust Plan.
Pursuant to Article XIII, Section 13.18 of the Plan in which the undersigned is a Participant, the undersigned hereby directs the Trustee to vote as designated below (in person or by proxy) the undersigned’s entire proportionate interest in Nordson Corporation Common Shares held by the Plan in which the undersigned is a Participant on the record date at the Annual Meeting of Shareholders of NORDSON CORPORATION to be held on February 21, 2006, and at any adjournment, on the following matters:
1.	Election of four Directors.

❑	FOR all nominees listed below	❑	WITHHOLD AUTHORITY
	(except as marked to the contrary below).		to vote for all nominees listed below.
Instruction: To withhold authority to vote for any individual nominee, place a line through the nominee’s name listed below.

William P. Madar	Edward P. Campbell
William W. Colville	Dr. David W. Ignat
2.	Any other matter that may properly come before the meeting.

CONFIDENTIAL VOTING INSTRUCTION CARD	(Continued, and to be signed, on reverse side)